EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Corporation Announces Intention to Offer $500 Million in Senior Notes
SAN ANTONIO — May 22, 2007 — Tesoro Corporation (the “Company”) (NYSE: TSO) today announced that it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, $500 million in principal amount of senior notes due 2017. The Company intends to use the proceeds from the offering, together with cash on hand, to repay borrowings under the Company’s $700 million 364-day term loan. The 364-day term loan was used to finance, in part, the acquisition of certain assets from Shell Oil Products US. The term loan will be terminated upon repayment.
     The offer of the proposed senior notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.
     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes 881 branded retail stations, of which 464 are company owned retail stations.
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